EXHIBIT 21 - LIST OF SUBSIDIARIES

TechTeam Europe Ltd.

National TechTeam Europe NV/SA

WebCentric Communications, Inc.

National TechTeam of New Jersey, Inc. (formerly "Compuflex Systems, Inc.)

Capricorn Capital Group, Inc.

Capricorn Integrated Technologies Group

GE TechTeam, L.P. (formerly "Support Central, L.P.")